                           EXHIBIT 4.2

                                      Optionee: ________________

                                      Address:  ________________

                                                ________________

                                                ________________



                  BIOPOOL INTERNATIONAL, INC.
                     1993 STOCK OPTION PLAN
               INCENTIVE STOCK OPTION CERTIFICATE
               __________________________________


   OPTION AGREEMENT dated as of ____________, between BIOPOOL
INTERNATIONAL, INC., a Delaware corporation (the "Company"), and
__________________ (the "Optionee").

   The Company has adopted the 1993 Stock Option Plan (the
"Plan") and desires to grant to the Optionee the Incentive Stock
Option provided for herein, all subject to the terms and conditions of the Plan, Capitalized terms used herein and not defined have the same meanings as set forth in the Plan.

   IT IS AGREED as follows:

   1. GRANT OF OPTION. The Company hereby grants to the Optionee as of the date hereof the right and option to purchase (subject to adjustment pursuant to the Plan) an aggregate of ______ of its Shares of Common Stock at an option price per Share of $__________ being at least 100% of the fair market value of the Common Stock as of the date hereof.

   2. OPTION PERIOD. The option granted hereby shall expire on the tenth anniversary of the date hereof, subject to earlier termination as provided in the Plan.

   3.   EXERCISE OF OPTION.

        A. The options granted hereby shall become exercisable as follows:

             i) 25 % of the Options granted are exercisable one year following the date hereof.

             ii) Of the remaining Options, 1/36 of the total are exercisable per month for the 36 months following the first anniversary hereof.

        B. The Optionee may exercise the option (to the extent it is then exercisable) by delivering to the Company a written notice duly signed by the Optionee stating the number of Shares that the Optionee has elected to purchase and accompanied by payment (in cash or by certified cheque) of an amount equal to the full purchase price for the Shares to be purchased. Within twenty days after receipt by the Company of such notice and payment, the Company shall issue the Shares in the name of the Optionee and deliver the certificate therefor to the Optionee. No Shares shall be issued until full payment therefor has been made, and the Optionee shall have none of the rights of a shareholder in respect of such Shares until they are issued.

   4. EMPLOYMENT. Nothing contained in this Option Agreement shall confer upon the Optionee any right to be continued in the employ of the company or shall prevent the Company from terminating his employment at any time, with or without cause. If the Optionee's employment with the Company is terminated for any reason, this option shall be exercisable only as to those shares immediately purchasable by him at the date of termination and, subject to Section 2 hereof, only for the period of 30 days after the termination, 90 days in the case of retirement, or one year in the case of death or disability.

   5. NON-TRANSFERABILITY OF OPTION. This option shall not be transferable other than by will or by the laws of descent and distribution, and may be exercised during the Optionee's lifetime only by him.

   6. TAX STATUS. It is intended that this option qualify as an incentive stock option within the meaning of Section 422 of the Code.

   7. INCORPORATION OF PLAN. The option granted hereby is subject to, and governed by, all the terms and conditions of the Plan, which are hereby incorporated by reference. This Agreement, including the Plan incorporated by reference herein, is the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings. In the case of any conflict between the terms of this agreement and the Plan, the provisions of the Plan shall control.

   8. PURCHASE FOR INVESTMENT. As a condition to the exercise in whole or in part of the option hereby granted, each written notice of election shall include a representation by the Optionee that the shares are being purchased for investment and not for distribution or resale.

   9. NOTICES. Any notice to be given by the Optionee hereunder shall be sent to the Company at its principal executive offices, and any notice from the Company to the Optionee shall be sent to the Optionee at his address set forth above; all such notices shall be in writing and shall be delivered in person or by registered or certified mail. Either party may change the address to which notices are to be sent by notice in writing given to the other in accordance with the terms hereof.

   10. GOVERNING LAW. The parties hereto acknowledge and agree that the option granted hereby is granted in the State of California and any Shares issued upon exercise of the option will be issued in the State of California. This Agreement, as well as the grant of such option and issuance of such Shares, is and shall be governed by and construed in accordance with the laws of the State of California applicable to the agreements made and to be performed entirely within such State.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                  BIOPOOL INTERNATIONAL, INC.



                  By:  ________________________________________
                       Michael D. Bick, Chief Executive Officer



                       ________________________________________
                       Optionee